Exhibit 99.3

Enterprise Diversified, Inc.
1806 Summit Ave., Ste 300
Richmond, VA 23230

Re: Fairness Opinion Consent

To Whom it May Concern,
We hereby consent to the inclusion of our fairness opinion as Annex C to the joint proxy statement/prospectus forming part of the Registration Statement on Form S-4 relating to the proposed merger of Enterprise Diversified, Inc. (“ENDI” or the “Company”) with CrossingBridge Advisors, LLC, and to the references to such opinion and our firm’s name in such joint proxy statement/prospectus. In giving such consent, we do not admit, and we disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Empire Valuation Consultants, LLC

Empire Valuation Consultants, LLC
May 9, 2022

Empire Valuation Consultants LLC